EXHIBIT 99.1

Medifast, Inc. Announces Second Quarter 2013 Financial Results

Company Reports Earnings per Diluted Share of $0.51, Exceeds Company Guidance

Company Plans to Pursue Strategic Sale of Existing Corporate Medifast Weight Control Centers

OWINGS MILLS, Md., August 6, 2013 – Medifast, Inc. (NYSE: MED), a leading United States manufacturer and provider of clinically proven, portion-controlled weight-loss products and programs, today reported financial results for the second quarter ended June 30, 2013.

“We are pleased with our ability to increase earnings ahead of our expectations for the second quarter,” commented Michael C. MacDonald, Medifast’s Chairman and Chief Executive Officer. “We improved our overall operational performance in the quarter and remain focused on planning our investments and initiatives to maximize profitability long-term. To this point, today we announced plans to pursue the strategic sale of our existing corporate Medifast Weight Control Centers and transition them to the franchise model over the next 12 to 18 months. We continue to be optimistic about our overall future growth prospects across Take Shape for Life, Medifast Direct, Medifast Weight Control Centers, and Wholesale Physicians.”

Second Quarter 2013 Results

For the second quarter ended June 30, 2013, Medifast net revenue increased 4% to $97.1 million from net revenue of $93.6 million in the second quarter of 2012.

Revenue in the direct sales channel, Take Shape for Life, increased 10% to $61.4 million in the second quarter of 2013 compared to $55.7 million in the same period last year. Growth in revenue for Take Shape for Life was driven by increased customer product sales and improvements in the Company’s pricing and discounting structure. The Company ended the second quarter with approximately 11,800 active health coaches, an increase of 17% as compared to the same period last year. The average revenue per health coach per month for the quarter increased to $1,690 compared to $1,683 in the second of 2012. The Company recently hosted a successful Take Shape for Life Annual Convention with over 3,000 attendees, a 27% increase versus the prior year. At the Convention, new products and new health coach tools were launched to increase a coaches’ ability to attract new clients, retain existing clients, and help them further grow their businesses.

The Company’s Medifast Direct channel revenue decreased 4% to $21.5 million, compared to $22.5 million in the second quarter of 2012.  In evaluating a more challenging consumer discretionary spending environment, the Company closely managed advertising and marketing investments. Also, as disclosed in the first quarter of 2013, in addition to the continued focus on direct response and call to action marketing, the Company allocated a portion of second quarter spending to brand building and awareness creation messaging. This has resulted in a significant improvement in brand awareness from 25% to 40% in the last 18 months, from 32% to 40% in the last 6 months alone, and is expected to contribute to long-term overall revenue growth for the Company. Consolidated Company advertising spending in the second quarter of 2013 decreased 11% to $8.0 million compared to $9.0 million in the second quarter of 2012. In the second quarter of 2013, the Company’s overall revenue to spend ratio of 12.1-to-1 versus 10.3-to-1 in the second quarter of 2012 highlights the focus on spending efficiency. For the remainder of 2013, the Company plans to spend conservatively and will continue to monitor all elements of its advertising mix to improve near term demand generation for the Medifast Direct sales division while continuing to build brand awareness long term.

In the second quarter, the Medifast Weight Control Centers and Wholesale Physicians channel revenue decreased 8% to $14.2 million. In the second quarter of 2013, while same store sales for corporate centers opened greater than one year decreased 20%, the Company realized a $0.3 million profit improvement as compared to the second quarter of 2012. The increase was the result of savings from the staffing re-alignment completed in the first quarter of 2012, continued efforts to optimize staffing levels following the restructuring, and reduced advertising spending. The Company ended the second quarter with a total of 86 corporate locations, of which 85 were in the comparable store base as of June 30, 2013, and 36 franchise locations. Today, the Company also announced plans to sell the existing corporate centers and transition them to the franchise model over the next 12 to 18 months. This will allow the Company to optimize franchise performance, heighten focus on franchise location expansion with both existing and new franchise partners, and provide a strong foundation for future growth and profitability.

Gross profit for the second quarter of 2013 increased 4% to $72.9 million, compared to $70.1 million in the second quarter of the prior year. The Company’s gross profit margin increased 10 basis points to 75.1% in the second quarter versus 75.0% in the second quarter of 2012. Gross margin improvement during the quarter was the result of offering fewer customer discounts, partially offset by increased commodity and shipping costs. Selling, general and administrative expenses (SG&A) were $62.3 million compared to $65.5 million in the second quarter of 2012, a decrease of $3.2 million. As a percentage of revenue, SG&A decreased 580 basis points to 64.2% versus 70.0%. Excluding the previously disclosed FTC charge of $3.7 million in the second quarter of 2012, SG&A in 2012 would have been $61.8 million or 66.1% of net revenue.

Operating income was $10.6 million, or 11.0% of net revenue, compared to $4.6 million, or 4.9% of net revenue in the second quarter of 2012. Excluding the previously disclosed FTC charge in the second quarter of 2012, operating income increased $2.3 million or 210 basis points. Operating income for the second quarter of 2012 would have been $8.3 million or 8.9% of net revenue excluding the one-time expense.

The Company had an effective tax rate of 35.0% compared to 48.9% in the second quarter of 2012. The decrease in the effective tax rate was primarily the result of the absence of non-deductible cost associated with the FTC settlement in 2012.

Net income was $7.1 million, or $0.51 per diluted share, based on approximately 14.0 million shares outstanding compared to net income last year of $2.8 million, or $0.20 per diluted share. Excluding the FTC charge, net income in the second quarter of 2012 would have been $6.5 million, or $0.47 per diluted share.

Balance Sheet

The Company’s balance sheet remains strong with stockholders’ equity of $104.6 million and working capital of approximately $70.3 million as of June 30, 2013.  Cash, cash equivalents, and investment securities for the second quarter of 2013 increased $18.1 million to $78.1 million compared to $60.0 million as of December 31, 2012.

Outlook

The Company expects third quarter 2013 net revenue to be in the range of approximately $93 to $96 million. Earnings per diluted share are expected to be in the range of $0.38 to $0.42 based on a 35% effective tax rate. This compares to reported earnings per diluted share of $0.52 in the third quarter of 2012 based on a 19.7% effective tax rate. Excluding the favorable tax rate in the third quarter of 2012 and assuming a 36% effective tax rate, net income would have been $5.8 million, or $0.42 per diluted share.

For fiscal year 2013, the Company narrowed net revenue guidance to $375 to $385 million and maintained its earnings per share guidance of $1.70 to $1.80. The Company anticipates a full year tax rate of approximately 34 to 35% in 2013.

Conference Call Information

The conference call is scheduled to begin at 4:30 p.m. ET on August 6, 2013. The call will be broadcast live over the Internet hosted at the Investor Relations section of Medifast’s website at www.choosemedifast.com, and will be archived online through August 20, 2013. In addition, listeners may dial (877) 705-6003. A telephonic playback will be available from 7:30 p.m. ET, August 6, 2013, through August 20, 2013. Participants can dial (877) 870-5176 to hear the playback and enter pass code 418058.

About Medifast

Medifast (NYSE: MED) is the leading easy-to-use, clinically proven, portion-controlled weight-loss program. The company sells its products and programs via four unique distribution channels: 1) the web and national call centers, 2) the Take Shape For Life personal coaching division, 3) Medifast Weight Control Centers, and 4) a national network of physicians. Medifast was founded in 1980 and is located in Owings Mills, Maryland. For more information, log onto www.MedifastNow.com.

Forward Looking Statements

Please Note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “intend” or other similar words or the negative of such terminology. Similarly, descriptions of Medifast’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Medifast believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Medifast’s inability to attract and retain independent Health Coaches and Members, stability in the pricing of print, TV and Direct Mail marketing initiatives affecting the cost to acquire customers, increases in competition, litigation, regulatory changes, and its planned growth into new domestic and international markets and new channels of distribution. Although Medifast believes that the expectations, statements, and assumptions reflected in these forward- looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

MED-F

Investor Contact:

Timothy Robinson ICR, Inc.

Chief Financial Officer Katie Turner

ir@choosemedifast.com (646) 277-1228

MEDIFAST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
	June 30, 2013	December 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$44,405,000	$39,937,000
Accounts receivable-net of allowance for sales returns and doubtful accounts of $683,000 and $542,000	1,965,000	2,148,000
Inventory	15,981,000	20,804,000
Investment securities	33,707,000	20,057,000
Income taxes, prepaid	334,000	873,000
Prepaid expenses and other current assets	2,982,000	3,296,000
Deferred tax assets	1,816,000	1,460,000
Total current assets	101,190,000	88,575,000

Property, plant and equipment - net	40,665,000	40,109,000
Trademarks and intangibles - net	167,000	428,000
Other assets	419,000	1,139,000

TOTAL ASSETS	$142,441,000	$130,251,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$30,682,000	$28,221,000
Current maturities of long-term debt and capital leases	247,000	528,000
Total current liabilities	30,929,000	28,749,000

Other liabilities:
Long-term debt, net of current portion	-	3,113,000
Capital leases, net of current portion	586,000	696,000
Deferred tax liabilities	6,378,000	6,907,000
Total liabilities	37,893,000	39,465,000

Stockholders' Equity:
Preferred stock, $.001 par value (1,500,000 authorized, no shares issued and outstanding)	-	-
Common stock; par value $.001 per share; 20,000,000 shares authorized; 15,542,118 and 15,525,955 issued; 13,863,043 and 13,767,380 issued and outstanding	16,000	16,000
Additional paid-in capital	41,440,000	40,191,000
Accumulated other comprehensive income	60,000	553,000
Retained earnings	89,540,000	76,534,000
Less: cost of 1,608,908 shares of common stock in treasury	(26,508,000)	(26,508,000)
Total stockholders' equity	104,548,000	90,786,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$142,441,000	$130,251,000

MEDIFAST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenue	$97,072,000	$93,571,000	$193,115,000	$182,496,000
Cost of sales	24,142,000	23,431,000	47,776,000	45,600,000
Gross Profit	72,930,000	70,140,000	145,339,000	136,896,000

Selling, general, and administration	62,289,000	65,542,000	126,120,000	126,160,000

Income from operations	10,641,000	4,598,000	19,219,000	10,736,000

Other income
Interest and dividend income, net	98,000	90,000	150,000	162,000
Other income	139,000	814,000	219,000	938,000
	237,000	904,000	369,000	1,100,000

Income before income taxes	10,878,000	5,502,000	19,588,000	11,836,000
Provision for income taxes	3,805,000	2,689,000	6,582,000	5,032,000

Net income	$7,073,000	$2,813,000	$13,006,000	$6,804,000

Basic earnings per share	$0.51	$0.20	$0.94	$0.50
Diluted earnings per share	$0.51	$0.20	$0.93	$0.49

Weighted average shares outstanding -
Basic	13,863,043	13,747,000	13,836,087	13,711,961
Diluted	13,963,057	13,834,264	13,995,171	13,779,595

MEDIFAST, INC. AND SUBSIDIARIES

Supplemental Information - Reconciliation of Non-GAAP Financial Measures

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Income from operations	$10,641,000	$4,598,000	$19,219,000	$10,736,000
FTC Settlement Expense	-	3,700,000	-	3,700,000
Adjusted Income from operations	$10,641,000	$8,298,000	$19,219,000	$14,436,000

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Net income	$7,073,000	$2,813,000	$13,006,000	$6,804,000
FTC Settlement Expense	-	3,700,000	-	3,700,000
Adjusted Net Income	$7,073,000	$6,513,000	$13,006,000	$10,504,000

Diluted earnings per share	$0.51	$0.20	$0.93	$0.49
Impact for adjustments	-	0.27	-	0.27
Adjusted diluted earnings per share	$0.51	$0.47	$0.93	$0.76

The weighted-average diluted shares outstanding used in the calculation of theses non-GAAP financial measures are the same as the weighted-average shares outstanding used in the calculation of the reported per share amounts.

Weighted average shares outstanding -
Basic	13,863,043	13,747,000	13,836,087	13,711,961
Diluted	13,963,057	13,834,264	13,995,171	13,779,595